EXHIBIT 10.18

OPTIONS MEDIA GROUP HOLDINGS, INC. 123 NW 13th Street, Suite 300123 Boca Raton, FL 33432 Facsimile: (561) 892-2618	PG ACQUISITION CORP, INC. NW 13th Street, Suite 300 Boca Raton, FL 33432 Facsimile: (561) 892-2618

August 11, 2010

Mr. Anthony Sasso
6574 N. State Road 7
Suite 278
Coconut Creek, FL 33073

Re:    Series C Preferred Stock

Dear Anthony:

This letter (this “Agreement”) shall set forth our agreement with respect to the 1,750 shares (the “Original Shares”) of Series C Preferred Stock of Options Media Group Holdings, Inc., a Nevada corporation (“OPMG”), as represented by stock certificate No. 1 dated April 19, 2010 (the “Original Series C Stock Certificate”), issued to you pursuant to that certain employment agreement (the “Employment Agreement”) dated April 16, 2010 by and between you and PG Acquisition Corp, Inc., a Florida corporation (“Phoneguard”). You hereby acknowledge that no Original Shares have vested under the Employment Agreement.

For $10.00 and other valuable consideration, the sufficiency of which you hereby acknowledge, you hereby agree to the following:

1.  The Original Shares are hereby cancelled. Upon your return of (i) the Original Series C Stock Certificate and (ii) an executed stock power in form acceptable to OPMG and its counsel, OPMG shall promptly issue you a new stock certificate for 675 shares of Series C Preferred Stock of OPMG (the “New Original Series C Stock Certificate”), which shall vest in accordance with the Employment Agreement, as amended by Section 2 of this letter agreement.

2.  The Employment Agreement is hereby amended as follows. Section 4(b) of the Employment Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(b)  Performance Bonus.  Subject to the Employee executing a lock-up/leak-out agreement in the form attached hereto as Exhibit A, the Company shall deliver 675 shares of Series C Preferred Stock of the Parent to Employee, which shall be restricted and shall be subject to the following vesting schedule:

(i)  39 shares of Series C Preferred Stock of Parent for each 100,000 software licenses that are sold by the Company or its reseller(s) pursuant to that certain sublicense agreement of even date herewith by and between the Company and Cellular Spyware, Inc., a Nevada corporation (the “Sublicense Agreement”), not to exceed an aggregate of 1,000,000 software licenses.

(ii)  193 shares of Series C Preferred Stock of Parent upon the  aggregate sales of 1,000,000 software licenses by the Company or its reseller(s) pursuant to the Sublicense Agreement.

(iii)  77 shares of Series C Preferred Stock of Parent for each 100,000 software licenses that are sold by the Company or its reseller(s) pursuant to the Sublicense Agreement over 1,000,000 software licenses.

To the extent that any and/or a partial amount of remaining shares pursuant to this Section 4(b) are not fully vested within five (5) years following the date of this Agreement or the earlier termination of employment of Employee, such unvested shares shall be cancelled.

Any shares of common stock of Parent received through a conversion of the Series C Preferred Stock of Parent shall be subject to the vesting schedule of this Section 4(b); provided, however, the number of shares shall be appropriately adjusted to reflect the applicable conversion formula.

By signing below, you hereby agree in writing to be bound by the terms of this Agreement.

Yours very truly, Options Media Group Holdings, Inc.		Yours very truly, PG Acquisition Corp, Inc.

By:	/s/ Scott Frohman	By:	/s/ Scott Frohman
	Scott Frohman		Scott Frohman
	CEO		CEO

AGREED AND ACCEPTED:

/s/ Anthony Sasso
Anthony Sasso

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